Exhibit 99.1

Investor Relations Contact:
Raphael Gross/Don Duffy
203.682.8200

KONA GRILL ADOPTS STOCKHOLDER RIGHTS PLAN

SCOTTSDALE—(BUSINESS WIRE)–May 28, 2008– Kona Grill, Inc. (Nasdaq: KONA) announced today that its Board of Directors adopted a Stockholder Rights Plan. Under the Rights Plan, Kona Grill will declare a dividend distribution of one Preferred Share Purchase Right for each outstanding share of the Company’s common stock held by stockholders of record as of the close of business on May 28, 2008.

Marcus Jundt, Chief Executive Officer of Kona Grill, commented, “The Rights Plan is designed to assure that our stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against abusive, coercive, or unfair tactics to gain control of Kona Grill without paying all stockholders an appropriate premium for that control. Our Board of Directors has not adopted the Rights Plan in response to any specific takeover proposal, but in response to the general takeover environment, the volatility in the stock markets, and the Company’s desire to position itself, in view of this, to protect and act in the best interests of stockholders.”

The Rights are intended to enable the Board of Directors to assure that the Company’s stockholders are able to realize the long-term value of their investment in the Company. The issuance of the Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

Each Right will entitle the holder to purchase one one-thousandth of a share of the Company’s newly created Series A Junior Participating Preferred Stock, at an initial exercise price of $55.00 per one one-thousandth of a share (subject to adjustment). The Rights will be exercisable only if a person or group acquires 20% or more of the Company’s common stock (subject to certain exceptions), and thus becomes an “Acquiring Person” under the Plan, or announces or commences a tender or exchange offer the consummation of which would result in ownership by a person or group of 20% or more of the common stock. Upon any such occurrence, each Right will entitle its holder (other than such Acquiring Person or group of affiliated or associated persons and certain transferees) to purchase, at the Right’s then-current exercise price, a number of shares of the Company’s common stock having a market value of twice the exercise price. In addition, if the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, after a person or group becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the shares of the acquiring company’s common stock having a market value of twice such price. The Acquiring Person (and affiliated and associated persons) will not be entitled to exercise or transfer the Rights under such circumstances. Until the Rights become exercisable, outstanding common stock certificates, together with a summary of the Rights, will evidence the Rights.

Prior to the time that any person becomes an Acquiring Person, the Rights are redeemable for $0.001 per Right at the option of the Board of Directors. Following the time that a person becomes an Acquiring Person and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person) at an exchange ratio of one share of common stock per Right.

The distribution will be made to stockholders of record as of May 28, 2008. The Rights will expire upon the earlier of May 28, 2011 or May 31, 2009 if the Company’s stockholders have not approved the adoption of the Rights Agreement by that date, unless earlier redeemed by the Company. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share or the Company’s financial results, and is not taxable to stockholders. A copy of the complete Rights Plan will be included with the appropriate filings with the Securities and Exchange Commission.

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About Kona Grill

Kona Grill owns and operates restaurants in Scottsdale and Chandler, AZ; Denver, CO; Stamford, CT; Naples, FL; Lincolnshire and Oak Brook, IL; Carmel, IN; Baton Rouge, LA; Troy, MI; Kansas City, MO; Omaha, NE; Las Vegas, NV; Austin, Dallas, Houston, San Antonio, and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.

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